As filed with the Securities and Exchange Commission on December 12, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hotel101 Global Holdings Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

20 Cecil Street #04-03

Plus Building

Singapore 049705

(Address of Principal Executive Offices)(Zip Code)

Hotel 101 Global Holdings Corp.

2025 Equity Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Benjamin Carale, Esq. Stacey Wong, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852 2912 2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this registration statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Hotel101 Global Holdings Corp. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(a)	the Registrant’s prospectus dated June 2, 2025 filed with the Commission on June 2, 2025 (File No. 333-287130) pursuant to Rule 424(b)(3) under the Securities Act;

(b)	the description of the Registrant’s ordinary shares set forth under “Description of HBNB Ordinary Shares” in the Registrant’s registration statement on Form F-4 (File No. 333-287130), initially filed with the Commission on May 9, 2025, including any amendment, supplement or report subsequently filed for the purpose of amending the description; and

(c)	the Registrant’s shell company report on Form 20-F filed with the Commission on July 7, 2025 and current reports on Form 6-K furnished to the Commission on August 20, 2025, December 1, 2025 and December 5, 2025.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and certain Reports on Form 6-K furnished by the Registrant to the Commission (which indicate that they are incorporated herein by reference) on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing or furnishing of such reports and documents.

Any statement contained in this registration statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed amendment to this registration statement or in any document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent such any provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime.

The Registrant has adopted provisions in its amended and restated memorandum and articles of association that provide that the Registrant shall indemnify its directors, alternate directors, secretary and other officers for the time being of the Registrant and the trustees (if any) for the time being acting in relation to any of the affairs of the Registrant, and their respective executors or administrators, out of the assets of the Registrant for all actions, costs, charges, losses, damages, and expenses incurred in their capacities as such, except through their own dishonesty, willful default or fraud.

Pursuant to the form of indemnification agreement filed as Exhibit 4.6 to the Registrant’s Shell Company Report on Form 20-F filed with the Commission on July 7, 2025, the Registrant may agree to indemnify its directors and officers against certain liabilities and expenses from their acting as a director or officer of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description
4.1*	Amended and Restated Memorandum of Association of the Registrant (incorporated herein by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F, filed with the Commission on July 7, 2025).

4.2#	2025 Equity Incentive Plan

5.1#	Opinion of Appleby, counsel to the Registrant, as to the legality of the Shares being registered.

23.1#	Consent of Marcum LLP, an independent registered public accounting firm, for Hotel101 Global Holdings Corp.

23.2#	Consent of Marcum LLP, an independent registered public accounting firm, for Hotel101 Global Pte. Ltd.

23.3#	Consent of Appleby (included in Exhibit 5.1).

24.1#	Power of Attorney (included on signature page).

107#	Filing Fee Table

*	Incorporated by reference.

#	Filed herewith.

ITEM 9. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on December 12, 2025.

HOTEL101 GLOBAL HOLDINGS CORP.

By:	/s/ Marriana Henares Yulo
Name:	Marriana Henares Yulo
Title:	Director

By:	/s/ Rodolfo Ma. Allena Poneferrada
Name:	Rodolfo Ma. Allena Poneferrada
Title:	Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Marriana Henares Yulo and Rodolfo Ma. Allena Poneferrada as his or her true and lawful attorneys-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Marriana Henares Yulo	Chief Executive Officer and Director	December 12, 2025
Name: Marriana Henares Yulo	(principal executive officer)

/s/ Rodolfo Ma. Allana Poneferrada	Executive Chairman and Director	December 12, 2025
Name: Rodolfo Ma. Allana Poneferrada

/s/ Jacy Ryan Tan Chua	Chief Financial Officer and Director	December 12, 2025
Name: Jacy Ryan Tan Chua	(principal financial officer and principal accounting officer)

/s/ Earl Ericson King Tanmantiong	Director	December 12, 2025
Name: Earl Ericson King Tanmantiong

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Hotel101 Global Holdings Corp., has signed this registration statement in New York, on December 12, 2025.

Authorized U.S. representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.